EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-82982, 33-97024, 333-25769, 333-49497, 333-51657, 333-59245, 333-94187, 333-50874, 333-108109, 333-111464, 333-127708, 333-129166, 333-135054) and Form S-8 (File Nos. 333-29059, 333-29975, 333-34119, 333-56749, 333-56747, 333-80623, 333-38490, 333-38494, 333-91468, 333-91470, 333-106066, 333-117923) of GTC Biotherapeutics, Inc. of our report dated March 7, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 7, 2007